Exhibit 99.2

[Letterhead of WebMD, Inc.]

Dated as of April 28, 2005

Mr. David Gang
11006 Sweetmeadows
Oakton, VA 22124

Dear David:

     This letter confirms the terms of your offer of employment with WebMD, Inc. (the “Company” or “WebMD Health”) a subsidiary of WebMD Corporation. It is anticipated that your first day of employment will be May 15, 2005.

     1.       Position and Responsibilities. You will serve in the position of Co-Chief Executive Officer and Chief Operating Officer of WebMD Health. You will report to the CEO of WebMD Corporation and assume and discharge such responsibilities as are commensurate with such position as the CEO of WebMD Corporation may direct, provided that at such time, if any, that the Offering (as defined below) occurs, you will then report to the Board of Directors of WebMD Health and discharge such responsibilities as are commensurate with such position as the Board of Directors may direct. During your employment with the Company, you shall devote your full business time to your duties and responsibilities and shall perform them faithfully and diligently in accordance with the terms of this Agreement, subject to permitted absence in accordance with the Company’s vacation policy.1 In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company including, without limitation, the Code of Conduct, in effect from time to time during your employment. You acknowledge that you shall be required to travel in connection with the performance of your duties but you will not be required to relocate outside the New York metropolitan area without your consent.

     2.       Compensation.

     (a)       In consideration of your services, you will be paid a base salary (“Base Salary”) at the annual rate of $560,000, payable in accordance with the Company’s prevailing payroll practices.

     (b)       You will have the opportunity to earn an annual bonus of up to 100% of your Base Salary as follows: You shall be eligible for an annual bonus of up to 50% of your Base Salary based upon achievement of financial goals established by the WebMD Health

[1]	The parties acknowledge that through June 30, 2005, you will be providing up to two (2) business day per week transition services for your previous employer. You will notify us of the date when this transition period has been completed, but such completion date (the “Full-Time Commencement Date”) shall be no later than June 30, 2005. On and after the Full-Time Commencement Date, your employment will be full-time as described in Section 1 above.

Compensation Committee (as defined below) in consultation with you that are based on the Company’s financial goals for such year and you shall be eligible for an annual bonus of up to 50% of your Base Salary based on performance goals established by the WebMD Health Compensation Committee in consultation with you. The determination as to whether the financial goals have been attained shall be made based upon the Company’s audited financial statements and the determination as to whether the performance goals have been attained shall be made by the WebMD Health Compensation Committee in its sole and absolute discretion. Equitable adjustments shall be made by the WebMD Health Compensation Committee to the financial goals and/or performance goals to reflect the effect of acquisitions/divestitures. The goals will be established within sixty (60) days of the date of this Agreement for the 2005 year, and within one hundred and twenty (120) days of the beginning of the year for following years.. Subject to Section 6 below, if your employment is terminated following the end of any such year by the Company without Cause or by you for Good Reason (as defined below), then you will still be entitled to receive any bonus otherwise payable to you for such year, even if you are not employed on the bonus payment date and such bonus will be paid at the time that bonuses are paid to other executives of the Company.

     (c)       As an inducement for you to accept employment with the Company and to enter into this Letter Agreement, the Company shall make a one-time payment to you in the amount of $500,000; such payment to be within seven (7) days of the Full-Time Commencement Date.

     (d)       It is hereby understood that you will relocate to the New York City area as promptly as practicable but no later than six (6) months from the first date of your employment; provided that you shall immediately report to the New York City office as of the first date of your employment. To assist you with your relocation to the New York City area, the Company will reimburse you for the expenses set forth on Annex A. Notwithstanding any contrary terms in Annex A, you will not be obligated to repay such expenses if your employment is terminated by the Company without Cause or by you for Good Reason (as defined below).

     3.       Other Benefits. You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility. You shall be entitled to vacation consistent with the Company’s vacation policy, but in no event less than four (4) weeks annually. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. You have 30 days from your date of hire to complete your Benefits enrollment forms and forward them to the appropriate location indicated with your new hire packet. The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company, upon prior authorization and approval in accordance with the Company’s expense reimbursement policy as from time to time in effect.

     4.       WebMD Corporation Equity Grants.

(a)	Subject to the approval of the Compensation Committee of WebMD Corporation, and to the terms and conditions of the WebMD Corporation 2000 Long Term

Incentive Plan (the “WebMD 2000 Plan”) and a Stock Option Agreement, including the vesting provisions contained therein, you will be granted on your first day of employment a nonqualified option (the “Option”) to purchase 400,000 shares of common stock of WebMD Corporation. The exercise price of such options will be the closing price of the common stock of WebMD Corporation on such date. The WebMD 2000 Plan, including the Stock Option Agreement, will be sent to you separately. The Option shall vest and become exercisable, subject to your continued employment with WebMD Corporation or one of its Subsidiaries (as defined in the WebMD Plan) on the applicable dates (except as set forth in Section 6 below), as follows: 25% of the Option on each of the first, second, third and fourth anniversaries of the date of grant (full vesting occurring on the fourth anniversary of the date of grant). The term of the Option shall be ten years subject to earlier expiration in the event of the termination of your employment with WebMD Corporation or one of its Subsidiaries. For the avoidance of doubt except as specified below in the event that there is a transaction which results in WebMD Health no longer being a Subsidiary of WebMD Corporation (e.g., a complete spinoff of WebMD Health), the Option shall terminate (the vested portion, if any, would remain outstanding for the post termination exercise period specified in the option agreement); provided however that if such event occurs within the first twelve months of the date of grant of the Option, the Option shall continue to vest and remain outstanding through the first vesting of the Option (the vested portion, if any, would remain outstanding for the post termination exercise period specified in the option agreement). In the event of an inconsistency between the Stock Option Agreement and this Agreement, the provisions of this Agreement will prevail.

(b)	Subject to the approval of the Compensation Committee of WebMD Corporation, and to the terms and conditions of WebMD 2000 Plan and a restricted stock agreement to be entered into between you and WebMD Corporation, you shall be granted on the first day of your employment, 100,000 shares of restricted stock of WebMD Corporation that shall vest and the restrictions thereon lapse in equal annual installments over four years, commencing on the first anniversary of the date of grant subject to your continued employment with WebMD Corporation or one of its Subsidiaries on the applicable dates. For the avoidance of doubt, in the event that there is a transaction which results in WebMD Health no longer being a Subsidiary of WebMD Corporation (e.g., a complete spinoff of WebMD Health), the restricted stock would, to the extent not vested, be forfeited.

     5.       WebMD Health Equity. As you are aware, WebMD Corporation is currently evaluating a transaction whereby all or a portion of the securities of WebMD Health would be registered pursuant to the Securities Act of 1933 and be publicly traded (the “Offering”). Although there can be no assurance that the Offering will occur, we are working diligently towards that goal.

(a)	In the event of the consummation of an Offering, the Company shall recommend to the Compensation Committee of the Board of Directors of the Company (the “WebMD Health Compensation Committee”) that you be granted a nonqualified option (the “New Stock Option”) to purchase 400,000 shares of the Company’s common stock. The New Stock Option grant assumes a capitalization of 100 million shares outstanding (on a fully diluted basis) upon the consummation of the Offering. The number of shares corresponding to the New Stock Option shall be adjusted proportionately upward or downward in the event the capitalization of the Company upon the consummation of the Offering is greater or less than the 100 million shares assumed above. The New Stock Option shall be at a per share exercise price equal to the fair market value of the Company’s common stock (as determined by the WebMD Health Compensation Committee) on the date of grant of the New Stock Option (the “Date of Grant”) determined in the same manner and at the same price as granted to other senior executives of the Company. The New Stock Option shall be granted pursuant to the terms of a stock option plan and a stock option agreement to be entered into between you and the Company, which agreement shall be in substantially the same form provided by the Company to its employees generally. The New Stock Option shall vest and become exercisable, subject to your continued employment with the Company on such dates (except as provided in Section 6 below) in accordance with the following schedule: 25% shall vest on the first anniversary of the Date of Grant and 25% shall vest on each of the subsequent three anniversaries of the Date of Grant. In the event of an inconsistency between the stock option agreement evidencing the New Stock Option and this Agreement, the provisions of this Agreement will prevail.

(b)	In the event of a Change of Control (as defined below) that occurs prior to the second anniversary of the Date of Grant of the New Stock Option, subject to your remaining in the employ of WebMD Health until the date that is six (6) months from the date of such Change of Control (unless the purchaser or successor terminates your employment without Cause or you terminate your employment for Good Reason during such six month period) and your not having violated any term of this Agreement (including the Trade Secret and Proprietary Information Agreement attached hereto), the New Stock Option shall remain outstanding and continue to vest through the second vesting of the New Stock Option (ie, through the vesting that would occur on the second anniversary of the Date of Grant) whether or not you remain in the employ of the Company (or its successor).

(c)	In the event of a Change of Control (as defined below) that occurs on or after the second anniversary but prior to the fourth anniversary of the Date of Grant, subject to your remaining in the employ of WebMD Health until the date that is six (6) months from the date of such Change of Control (unless the purchaser or successor terminates your employment without Cause or you terminate your employment for Good Reason during such six month period) and your not having violated any term of this Agreement (including the Trade Secret and Proprietary Information Agreement attached hereto), the New Stock Option shall remain outstanding and continue to vest through the next vesting following such Change of Control whether or not you remain in the employ of the Company (or its successor).

(d)	For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if:

(i) any person, entity or group shall have acquired at least 50% of the voting power of the outstanding voting securities of the Company;

(ii) a reorganization, merger or consolidation or sale or other disposition, in each case involving all or substantially all of the assets of the Company shall have been consummated: or

(iii) a complete liquidation or dissolution of the Company shall have occurred.

For the avoidance of doubt, no public offering or any split-off, spin-off or other divesture of WebMD Health, its shares or assets to stockholders shall constitute a Change of Control.

(e)	In the event of the a consummation of an Offering, the Company shall recommend to the WebMD Health Compensation Committee that Executive be granted 100,000 shares of restricted stock of the Company on the Date of the Offering (the “New Restricted Stock”), subject to proportionate adjustment in the number of New Restricted Stock as provided in Section 5(a) above. The New Restricted Stock shall vest and the restrictions thereon lapse in equal annual installments over four years, commencing on the first anniversary of the date of grant subject to your continued employment on the applicable dates. The Restricted Stock shall be subject to the terms of a stock plan and a restricted stock agreement to be entered into between you and the Company, which agreement shall be in substantially the same form provided by the Company to its employees generally.

(f)	The Executive acknowledges that there is no assurance that the Offering will occur and that if the Public Offering shall not occur, the Company shall have no obligation under this Section 5.

     6.       Termination of Employment. In the event of the termination of your employment by the Company without Cause or by you for Good Reason (as such terms are defined on Annex B attached hereto) prior- to the fourth anniversary of your start date, you will be entitled to (i) continue to receive, as severance, the Base Salary in effect at the time of such termination for a period of one year (the “Severance Period”) and (ii) if you timely elect to continue your health coverage through COBRA, the Company shall pay the COBRA premium for the same type of coverage through the Severance Period or, if earlier, until you are eligible for comparable coverage with a subsequent employer, and (iii) any bonus payable under the last sentence in Section 1(b) above, subject, in each case, to your execution of a release satisfactory to the Company (but which will not require release of any Company payments due to you that are otherwise payable at the date of termination of this Agreement) and your continued compliance with the Trade Secret & Proprietary Information Agreement. In addition, in the event of the termination of your employment by the Company without Cause or by you for Good Reason prior to the fourth anniversary of your start date and subject to the terms of the last sentence of Section 4(a) above, 25% of the Option and the New Option (if granted) shall continue to vest and remain outstanding as if you remained in the employ of the Company through the vesting date following the date of termination, subject to your execution of a release satisfactory to the Company and your continued compliance with the Trade Secret & Proprietary Information Agreement. In the event of termination of your employment for any other reason, you shall receive compensation earned through the date of termination and your rights to the Option shall be as specified in the option agreement.

     7.       Restrictive Covenants. You agree that your employment is contingent upon your execution of, and delivery to the Company of a Trade Secret & Proprietary Information Agreement in the form attached hereto as Annex C.

     8.       Conflicting Employment. You agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company. With the prior written approval of the Company, which shall not be unreasonably withheld, you may serve on the Board of Directors of other companies, and provided that such service does not affect the services to be provided under this Agreement.

     9.       At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without Cause and with or without notice (subject to the consequences set forth in this agreement).

     10.       Prior Employment. You represent that the execution by you of this Agreement and the performance by you of your obligations hereunder shall not conflict with, or result in a violation or breach of, any other agreement or arrangement, including, without limitation any employment, consulting or non-competition agreement. You also acknowledge that you have delivered to the Company full and accurate copies of any contractual obligations that you continue to have to a former employer and you agree to abide by such provisions. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

     You agree you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.

     11.       General Provisions.

(a)	We are required by law to confirm your eligibility for employment in the United States. Thus, you will be asked to provide proof of your eligibility to work in the U.S. on your start date.

(b)	This offer letter and the terms of your employment will be governed by the laws of New York, applicable to agreements made and to be performed entirely within such state.

(c)	This offer letter together with the equity plans and agreements referred to herein and the Trade Secret and Proprietary Agreement attached hereto sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior verbal discussions between us.

(d)	This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its permitted successors and assigns

(e)	All payments pursuant to this letter will be subject to applicable withholding taxes.

(f)	This agreement may not be assigned by the Company without your prior written consent; provided however that this agreement may be assigned by the Company without your prior written consent to any successor to the business of the Company, by operation of law, merger or otherwise or to any affiliate of the Company.

(g)	You will be covered by the Company’s director and officer insurance policy to the same extent as similarly situated employees of the Company.

     Please acknowledge and confirm your acceptance of this letter by, signing and returning one copy of this offer letter, and the Trade Secret & Proprietary Information Agreement to Douglas Wamsley, WebMD, Inc., 224 W. 30th Street, New York, NY.

     We believe you can make both an immediate and long lasting contribution to the growth of our business and we look forward to a mutually rewarding working arrangement.

WebMD, Inc.
By:	/s/ Douglas W. Wamsley
Douglas W. Wamsley
Senior Vice President

ACCEPTANCE:

     I accept the terms of my employment with WebMD, Inc. as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that either party, with or without Cause and with or without notice, may terminate my employment relationship (subject to the consequences set forth above).

/s/ David Gang
David Gang

April 28, 2005
Date Signed

ANNEX A

Eligibility	All expenses incurred in one year

Repayment Agreement	100% required if employee voluntarily terminates employment within the 1st 6 months of move. 50% required if the employee terminates within 12 months of move

Home Marketing Assistance (Tax assistance N/A)	Broker selection and management; Broker price opinion evaluations; Marketing strategies; Negotiation advocacy

Home Finding Assistance (Tax assistance N/A)	Broker assigned to supply area information and facilitate home search process.

Home Finding Trip (Tax assistance provided)	Two trips not to exceed a total of 7 nights (maximum) for employee and spouse/partner. Capped in total at $6,000 for actual and reasonable expenses including transportation, lodging, rental car and meals will be covered. Meal expenses not to exceed $50/person/day. Rental car per Company travel guidelines. Receipts required.

Temporary Living (Tax assistance provided)	Employee, spouse/partner, and family members eligible. Up to 120 days. A one-time apartment set up fee to include $200 for employee, $100 for spouse/partner and $50 per child.

New Home Purchase Closing Costs (Tax assistance provided on all costs except loan origination fee. The fee is tax deductible.)	Normal and customary non-recurring closing costs (excludes points) will be reimbursed up to 3% of the loan amount.

Final Move (Tax assistance on meal expense only. Per IRS guidelines the remainder is an excludable expense).	Air Travel: If move is over 350 miles; Driving: If less than 350 miles, reasonable lodging and meal expenses to include a maximum of one night at the old location, one night at the new location, and en-route days assuming 350 miles per day. (Household family members eligible).

Household Goods Move (Excludable expense. No tax assistance).	Packing, transporting, unpacking and appliance charges (reconnect and disconnect appliances). (See policy for items not covered).

Household Goods Move - Automobiles	If distance is more than 300 miles, allowed shipment of up to 2 personal automobiles.

Household Goods Move — Storage (tax assistance on storage over 30 days)	Up to 60 days

Household Goods Move — Insurance	Full replacement value

Spouse Career Assistance (Tax assistance provided)	Up to $500

Tax Assistance	Compounded calculation based on approved taxable items only.

Home Sales	Buyer Value Option program to conclude sale of house; Not to exceed one-time closing costs up to $100,000.

ANNEX B

     “Cause” shall mean any of the following:

     (i)       your willful failure to perform your duties following written notice from the Company detailing the specific acts and a thirty (30) day period of time to remedy such failure;

     (ii)       any willful misconduct, violence or threat of violence that is injurious to the Company in a material respect or any misconduct relating to your business affairs, at any time, which shall demonstrably reflect negatively upon the Company or otherwise impair or impede its operations or reputation in any material respect;

     (iii)       your breach of a material Company policy, which breach is not remedied (if susceptible to remedy) following written notice by the Company detailing the specific breach and a thirty (30) day period of time to remedy such breach;

     (iv)       any material breach by you of this Agreement or the Trade Secret and Proprietary Information Agreement, which breach is not remedied (if susceptible to remedy) following written notice by the Company or its designee detailing the specific breach and a thirty (30) day period of time to remedy such breach;

     (v)       your conviction of a felony in respect of a dishonest or fraudulent act or other crime of moral turpitude.

     “Good Reason” means any of the following conditions or events that remain in effect 30 days after written notice is provided by you to the Company detailing such condition or event (i) any reduction in your base salary, (ii) a material reduction in your authority with the Company, and (iii) any material breach by the Company of this Agreement

ANNEX C

TRADE SECRET AND PROPRIETARY INFORMATION AGREEMENT

     In consideration of my employment by WebMD, Inc., and/or any of its corporate parents, subsidiaries, divisions, or affiliates, or the successors or assigns of any of the foregoing (hereinafter referred to as the “Company”), I hereby agree as follows:

     1.       Confidentiality.

           (a) Trade Secret and Proprietary Information. I understand and acknowledge that, during the course of my employment arrangement with the Company and as a result of my having executed this Trade Secret and Proprietary Information Agreement, I will be granted access to valuable information relating to the Company’s Business (as defined below) that provides the Company with a competitive advantage, which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively “Trade Secret and Proprietary Information”). The term Trade Secret and Proprietary Information shall include, but shall not be limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs, (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; (k) patient information; including without limitation Protected Health Information as defined in 45 C.F.R. 164.501 and (l) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Trade Secret and Proprietary Information shall not include such information that I can demonstrate (i) is generally available to the public (other than as a result of a disclosure by me), (ii) was disclosed to me by a third party under no obligation to keep such information confidential or (iii) was known by me prior to, and not as a result of, my employment or anticipated employment with the Company.

           (b) Duty of Confidentiality. I agree at all times, both during and after my employment with the Company, to hold all of the Company’s Trade Secret and Proprietary Information in a fiduciary capacity for the benefit of the Company and to safeguard all such Trade Secret and Proprietary Information. I also agree that I will not directly or indirectly disclose or use any such Trade Secret and Proprietary Information to any third person or entity outside the Company, except as may be necessary in the good faith performance of my duties for the Company. I further agree that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this Agreement to the contrary, I understand that I may disclose the Company’s Trade Secret and Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process, provided that I give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.

     (c)       Unfair Competition. I acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Trade Secret and Proprietary Information and Company Property.

     (d)       Intellectual Property and Inventions. I acknowledge that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof relating to the past, present, or future business of the Company that I, alone or jointly with others, may have discovered, conceived, created, made, developed, reduced to practice, or acquired during my employment with the Company (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and I hereby assign to the Company all of my rights, titles, and interest in and to all such Developments, if any. I agree to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by me or made available to me concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the termination of my employment with the Company.

     (e)       Competitive Business. For purposes of this Agreement “Competitive Business” shall mean: (i) any enterprise engaged in developing, selling or providing a consumer or physician Internet healthcare portal or interactive online personal health management products; and (ii) any enterprise engaged in any other type of business in which the Company or one of its Affiliates is also engaged, or plans to be engaged, so long as I am directly involved in such business or planned business on behalf of the Company or one of its Affiliates.

     2.       Non-Solicitation of Employees, Customers. In order to protect the Company’s Trade Secret and Proprietary Information;

     (i) during my employment with the Company and for a period of one year after the termination of such employment for any reason (the “Restricted Period”), I will not, without the Company’s express written permission, directly or indirectly solicit, induce, hire, engage, or

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attempt to hire or engage any employee or independent contractor of the Company, or in any other way interfere with the Company’s employment or contractual relations with any of its employees or independent contractors, nor will I solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company at any time during the one year period immediately prior to the termination of my employment with the Company

     (ii) during the Restricted Period, I will not, without the Company’s express written permission, directly or indirectly contact, call upon or solicit, on behalf of a Competitive Business, any existing or prospective client, or customer of the Company who I serviced, or otherwise developed a relationship with, as a result of my employment with the Company, nor will I attempt to divert or take away from the Company the business of any such client or customer.

     3.       Restrictions on Competitive Employment. In order to protect the Company’s Trade Secret and Proprietary Information, during the Restricted Period, I will not (as principal, agent, employee, consultant, director or otherwise), anywhere in the United States and Canada, directly or indirectly, without the prior written approval of the Company, engage in, or perform any services for, a Competitive Business. Notwithstanding the foregoing, I understand that I may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as I am not employed by and do not consult with, or become a director of or otherwise engage in any activities for, such company. The Restricted Period shall be extended by the length of any period during which I am in breach of the terms of this paragraph.

     4.       Injunctive Remedies. I acknowledge and agree that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. I further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish my ability to earn a livelihood or create or impose upon me any undue hardship. I also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

     5.       Severability Provision. I acknowledge and agree that the restrictions imposed upon me by the terms, conditions, and provisions of this Agreement are fair, reasonable, and reasonably required for the protection of the Company. In the event that any part of this Agreement is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect. In the event that the provisions of any of Sections l, 2, or 3 of this Agreement relating to the geographic area of restriction, the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable,

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said area, length or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

     6.       Non-Waiver. Any waiver by the Company of my breach of any term, condition, or provision of this Agreement shall not operate or be construed as a waiver of the Company’s rights upon any subsequent breach.

     7.       Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY LITIGATION CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF THE COMPANY OR ME, OR ANY EXERCISE BY THE COMPANY OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ISSUE AND ACCEPT THIS AGREEMENT.

     8.       Continuation of Employment. This Agreement does not constitute a contract of employment or an implied promise to continue my employment or status with the Company; nor does this agreement affect my rights or the rights of the Company to terminate my employment status at any time with or without cause (subject to the consequences set forth in the Agreement to which this Annex is attached).

     9.       Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of New York, without regard to principles of conflict of laws.

__________________________________ Witness	__________________________________ David Gang

__________________________________ Date
Address:___________________________

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